VIA FACSIMILE AND U.S. MAIL

                                                     	June 2,
2005

Edward W. Rich
Vice President, Treasurer and Chief Financial Officer
Union Carbide Corporation
400 West Sam Houston Parkway South
Houston, Texas 77042

	RE:	Form 10-K for the year ended December 31, 2004
      File No. 1-1463

Dear Mr. Rich:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Ernest Greene, Staff Accountant, at
(202) 551-3733 or in his absence, to Jeanne Baker, at (202) 551-
3691.


							Sincerely,


							Rufus Decker
							Accounting Branch Chief













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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0510

         DIVISION OF
CORPORATION FINANCE